SALARY INCREASE RIDER

This rider is part of your policy. It is issued based on the information given in the application and deduction from the accumulated value of the monthly cost of the benefits provided by this rider. All definitions, provisions and exceptions of the policy apply to this rider unless changed by this rider. The effective date is the same as the Policy Date unless another date is shown on the current Data Pages.

DEFINITIONS     SALARY REVIEW DATE - means the month and day for the annual increase under this rider as shown on the current Data Pages.

EMPLOYER - means the person or busines for whom the Insured is working, as shown on the application for this rider. If that business is purchased, the new business will be considered the employer.

MULTIPLIER - means the face amount of this policy on the effective date of this rider plus the amount of any Other Employer Purchased Insurance reported to us by the Employer as of the effective date of this rider, divided by the Insured's salary as shown on the application for this rider. This Multiplier may be increased provided you supply us with evidence which satisfies us that the Insured is qualified for the increase under our underwriting guidelines then in effect.

OTHER EMPLOYER PURCHASED INSURANCE - means the amount of group and individual life insurance in force on the life of the Insured (other than the insurance provided by the policy to which the rider is attached) for which premiums are paid in whole or in part by the Employer. If this amount exceeds the limits established by our underwriting guidelines in effect when the Multiplier is being calculated, Other Employer Purchased Insurance shall mean the maximum amount provided in those underwriting guidelines.

If this rider and the policy to which it is attached are integrated with the Other Employer Purchased Insurance for the Insured's benefit plan, the amount of the Other Employer Purchased Insurance as of the effective date of this rider will be used in calculating the Multiplier and the amount of increase available under each increase option.

SALARY - means the Insured's annual compensation as reported to us by the Employer and as reportable on the Insured's W-2 Wage and Tax Statement.

THE INCREASE You have the right to purchase additional insurance on the Insured's life, without OPTION evidence of insurability, subject to the provisions of this rider, as long as your policy and this rider are in force with no Monthly Policy Charge in default.

Each increase will be made based on the Insured's Attained Age on the current Policy Anniversary. The increase will be in a premium class equivalent to that shown on the current Data Pages.

If the insured's salary has not changed or has decreased as of the Salary Review Date, additional insurance will not be offered under this rider on that date.

While the Insured is actively engaged in employment at the Employer's usual place or places of business as noted on the application for this rider, and while the Insured is performing normal daily job duties, increases are available on every Salary Review Date from the first Salary Review Date to the Salary Review Date next following the Insured's 65th birthday, subject to the provisions of this rider.

AMOUNT OF    Increases are subject to your  acceptance,  to the  provisions of
INCREASE     this rider and any other applicable  policy  provisions,  including any exclusions or limitations.

The amount of the increase will be:


             1. The Insured's Salary as reported for the current Salary Review Date

                                     MULTIPLIED BY

             2.  The Multiplier shown on the current Data Pages

                                     LESS
             3. Any Other Employer Purchased Insurance which remains in force on the current Salary Review Date

                                     LESS

             4. The current face amount of your policy on the current Salary Review Date.

EXAMPLE: If the face amount of your policy is $150,000, the Multiplier is 3, the Insured's Salary on the annual review date is $60,000, and Other Employer Purchased Insurance is $15,000, the amount of increase is $15,000.


              $60,000 X 3 = $180,000 - $15,000 - $150,000 =  $15,000

LIMITS ON         Any increase we offer you will not exceed the lesser of
MAXIMUM INCREASE  1 or 2 below.

                           1.  (10% of A) minus B where:

A equals the face amount as of the Policy Date or the last Policy Anniversary, whichever is later; and

B equals any face amount increase(s) since the last Policy Date or the last Policy Anniversary, whichever is later.

                           2. The maximum increase amount shown on the current Data Pages minus any face amount increase(s) since the Policy Date or the last Policy Anniversary, whichever is later.

LIFETIME MAXIMUM INCREASE - Notwithstanding anything to the contrary in this rider, the face amount may at no time exceed the Lifetime Maximum Increase amount shown on the current Data Pages.

EFFECTIVE DATE OF INCREASE Any increase offered under this rider, unless timely rejected, will be effective on the Monthly Date immediately following the date of our increase offer.

ACCEPTANCE AND REJECTION OF INCREASE Your premium will be increased for any increase in protection made under this rider. We will offer any increase under this rider Sby notifying you of the increased premium. You may accept the face amount increase by paying the increased premium. We will then send you new Data Pages reflecting the changes in your policy due to such increase.

You may reject an increase by notifying us in writing prior to the effective date of the increase, or by not paying the increased premium.

MONTHLY POLICY CHARGES The Monthly Policy Charge will be increased to cover the costs and charges for any increase in protection made under this rider. This increase will be based on the risk class or classes shown on the current data pages.

WAIVER BENEFITS If your policy has a rider that provides any benefits due to disability, we will increase such benefits when an increase occurs under this rider. The premium for the waiver rider will be increased accordingly. No evidence of insurability will be required.

If your policy includes a Waiver of Specified Premium rider, you may increase the specified premium amount under that rider whenever this rider's increase option is exercised. However, any increases of the specified premium amount will be no greater than:

        1. The amount necessary to keep the same specified premium amount/tota annual premium amount ratio that existed before the increase; or

        2. The amount necessary to make the specified premium amount and the total annual premium amount the same.

Any increases of the specified  premium amount will increase the premium for the
Waiver  of  Specified   Premium   Rider.   Increases   require  no  evidence  of
insurability.

MISSTATEMENT OF SALARY  If the Insured's Salary is misstated, we may:

                      1.  Reduce any benefits to reflect the correct Salary;

                      2. Exercise any other rights available to us which are not excluded by the Incontestability provision of the policy.

TERMINATION This rider terminates, with no further increases available, on the first of:

                      1. The Policy Anniversary following the Insured's 65th birthday;

                      2.  Your rejection of an increase;

                      3.  The termination of your policy;

                      4. Any decrease in insurance which causes the face amount of the policy to be less than:

                          The Insured's Salary

                                     MULTIPLIED BY

                          The Multiplier

                                      LESS

                          Any Other Employer Purchased Insurance

                      5.  The Insured's leaving the employment of the Employer;

                      6. Any failure to provide updated Salary information as required by this rider; or

                      7. Our receipt of your Written Request to cancel the rider. We may require you to send your policy to the home office to record the cancellation.

REINSTATEMENT In addition to all other policy conditions for reinstatement, if either of the following conditions exists, this rider may be reinstated as part of your policy whenever an underwritten increase is made in your policy's face amount, provided that increase is issued at an available premium class.

This rider will be reinstated in a premium class we determine based in information provided in the application for reinstatement.